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                                                                 Exhibit 18

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                        IN AND FOR THE NEW CASTLE COUNTY


         ALVIN SIEGEL,                         )  Civil Action No. 15490NC
                                               )
                              Plaintiff,       )
                                               )
                   -against-                   )
                                               )
         CALGENE, INC., LLOYD M. KUNIMOTO,     )
         PATRICK J. FORTUNE, ROBERT T.         )
         FRALEY, MICHAEL R. HOGAN, JOHN E.     )
         ROBSON, HENDRICK A. VERAFILLE,        )
         HOWARD D. PALEFSKY, ROGER H.          )
         SALQUIST and ALLEN J. VANGELOS,       )
                                               )
                              Defendants.      )


                             CLASS ACTION COMPLAINT


                   Plaintiff, by his attorneys, alleges upon information

         and belief, except as to paragraph 2 which plaintiff alleges upon knowledge:

                   1.  Plaintiff Alvin Siegel brings this action on be-

         half of himself and all other public stockholders of defendant

         Calgene, Inc. ("Calgene" or the "Company"), who are similarly situated seeking to enjoin the proposed sale of Calgene to de-

         fendant Monsanto Company ("Monsanto") for grossly inadequate consideration or, alternatively, to seek rescission or reces-

         sionary or compensatory damages in the event that the transac-

         tion complained of is consummated.  The proposed transaction,

         if consummated, will eliminate the interests of Calgene's pub-

         lic stockholders.  Plaintiff and the class are entitled to the relief sought herein because the transaction and the acts of
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         defendants in connection therewith constitute self-dealing,

         deception, overreaching and a breach of their fiduciary duties owed to Calgene and its public stockholders by defendants.

                   2.  Plaintiff is and has been a stockholder of

         Calgene at all relevant times.

                   3.  Defendant Calgene, is a Delaware corporation,

         with its principal offices located at 1920 Fifth Street, Davis,

         California, is an agricultural biotechnology company.  At all relevant times, Calgene common stock was listed and actively traded on the NASDAQ under the CGNE symbol. Calgene has ap-

         proximately 66.6 million shares of common stock outstanding.

         Of the 66.6 million shares of outstanding Calgene common stock,

         36.4 million shares (or 54.6%) are owned by defendant Monsanto.

                   4.  Defendant Lloyd M. Kunimoto ("Kunimoto") is

         President, Chief Executive Officer and a director of the Com-

         pany.  By virtue of his positions at the Company, Kunimoto owes his continued employment and salary to the good graces of Mon-

         santo.

                   5.  Defendants Patrick J. Fortune ("Fortune"), Robert

         T. Fraley ("Fraley"), Michael R. Hogan ("Hogan"), John E.

         Robson ("Robson") and Hendrick A. Verafille ("Verafille") are

         and were at all times hereto, members of the Boards of both

         Calgene and Monsanto.  They are sometimes referred to herein as the "Interlocking Directors."


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                   6.  Defendants Howard D. Palefsky ("Palefsky"), Roger

         H. Salquist ("Salquist") and Allen J. Vangelos ("Vangelos") are

         and were at all times relevant hereto, members of the board of

         Calgene.  They, together with the Interlocking Directors, are sometimes referred to herein as the "Individual Defendants."

                   7.  The Calgene nine-member board is now comprised of

         five Interlocking Directors, three independent directors and

         Kunimoto.

                   8.   As directors, officers and/or controlling share-

         holders of Calgene, defendants are in a fiduciary relationship with plaintiff and the other public stockholders of Calgene and owe to them the highest obligations of good faith, fair deal-

         ing, loyalty and care.


                            CLASS ACTION ALLEGATIONS


                   9.  Plaintiff brings this action on his own behalf

         and as a class action, pursuant to Rule 23 of the Rules of the

         Court of Chancery, on behalf of all stockholders of Calgene

         (except the defendants herein and any person, firm, trust, cor-

         poration, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with dilution of their equity interest in

         Calgene through the wrongs complained of herein.

                   10.  This actions is properly maintainable as a class

         action for the following reasons:


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                   (a)  The class is so numerous that joinder of all

         members is impracticable.  There are more than 66.6 million shares of Calgene common stock outstanding with approximately

         24.2 million shares in public hands held by more than three thousands persons.

                   (b)  There are questions of law and fact which are

         common to the class including, inter alia, the following:

                        (1)  whether defendants have engaged in a plan

         and scheme to enrich Monsanto and the Individual Defendants at the expense of Calgene and its public stockholders;

                        (2)  whether defendants have breached their

         fiduciary and other common law duties owed by them to plaintiff and the other public shareholders by agreeing to the transac-

         tion complained of; and

                        (3)  whether plaintiff and the other members of

         the class would be irreparably damaged if the transaction com-

         plained of herein is consummated.

                   11.  Plaintiff is committed to prosecuting this ac-

         tion and has retained competent counsel experienced in litiga-

         tion of this nature.  The claims of plaintiff are typical of the claims of other members of the class and plaintiff has the same interests as the other members of the class.  Plaintiff is an adequate representative of the class and will fairly and adequately protect the interest of the class.


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                   12.  The likelihood that individual members of the

         class will prosecute separate individual actions is remote due to the burden and expense of prosecuting litigation of this nature and magnitude.  Plaintiff anticipates that there will not be any difficulty in the management of this litigation.

                   13.  For the reasons stated herein, a class action is

         superior to other available methods for the fair and efficient adjudication of the controversy and this action satisfies the requirements of Rule 23 of the Chancery Court Rules.


                             SUBSTANTIVE ALLEGATIONS


                   14.  The transaction complained of by plaintiff comes

         at a time when Calgene has consistently reported improved pros-

         pects and is poised to continue its growth in the future.

                   15.  On October 30, 1996, Calgene received a U.S.

         patent for a protein that will allow the company to harvest canola that contains higher concentrations of laurate, a key raw material used in the manufacture of soap, detergent and personal care products.  Calgene said the patent allows the company to control the middle position, which will allow

         Calgene to produce canola oil that has a 60% laurate content.

                   16.  On November 13, 1996, Monsanto bought 6.25 mil-

         lion newly issued common shares of Calgene at $8 a share for a total of $50 million which brought Monsanto's equity interest in Calgene to approximately 54.6%.


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                   17.  On December 3, 1996 Calgene received a U.S.

         patent for its method of controlling the concentration of genes in plant plastids.  This marks the third patent Calgene has received involving the integration of foreign genes into plant plastids.

                   18.  On December 17, 1996, Calgene announced that

         Saskatchewan Wheat Pool ("SWP") and Calgene plan to jointly develop and produce "value-added genetically engineered" canola oil products in Canada.  Calgene said that, under the agree-

         ment, SWP will combine its own breeding program with Calgene's genetically engineered oils to develop "Canadian-adapted, spe-

         cialty canola varieties."

                   19.  Calgene is poised for growth and financial suc-

         cess.

                   20.  On January 28, 1997 Calgene announced that it

         received an offer by Monsanto to acquire the 45% stake of

         Calgene common stock it does not already own for $7.25 per share (the "Monsanto Offer").  Calgene formed a special commit-

         tee of outside directors to consider the bid which hired

         Montgomery Securities to advise it and render a business opin-

         ion on the Monsanto Offer.

                   21.  The Monsanto Offer does not provide for the

         value the Calgene shares are actually worth or will be worth due to its future prospects.  For example, Monsanto, itself as


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         recently as November 13, 1996, 2 1/2 months prior to the Mon-

         santo Offer paid $8 per Calgene share. The price paid by Mon-

         santo preceded positive information which has raised the pros-

         pects of Calgene's value.  The $8 per share paid is $0.75 or more than 10% more Monsanto is paying Calgene shareholders pur-

         suant to the Monsanto Offer.

                   22.  Although the press release announcing the pro-

         posed transaction indicated that Calgene would form a special committee of "independent" directors, Monsanto's domination and control over Monsanto is so extreme that any formulation of a special committee is a pure fiction.

                   23.  The approval of the transaction is a foregone

         conclusion because Monsanto dominates and controls Calgene.

                   24.  Defendants have timed the announcement of the

         proposed transaction to place an artificial lid on the market price of Calgene's common stock to justify a price that is un-

         fair to Calgene's public stockholders and to send a signal to any other bidders that any other offer will be a hostile one.

         Moreover, defendants have timed the proposed transaction to obtain for themselves the benefits flowing from Calgene's

         dramatically improving financial prospects and continuing suc-

         cess.

                   25.  The proposed transaction is wrongful, unfair and

         harmful to Calgene and its public stockholders, and represents an attempt by Monsanto and the defendants to increase their own


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         personal and financial position and interest at the expense of,

         and the detriment of, Calgene and its public stockholders.  The transaction will eliminate the ownership of Calgene common stock by class members.

                   26.  By virtue of Monsanto dominance and control over

         Calgene, Monsanto, together with the Individual Defendants, has engaged in a plan involving acts which are grossly unfair to plaintiff and the other members of the class.  The purpose of the plan is to enable Monsanto to acquire 100% equity ownership of Calgene and its assets for its own benefit, and at the ex-

         pense of the other Calgene stockholders who will be deprived of their equity investment and the benefits to accrue thereafter,

         for a grossly inadequate price.

                   27.  Because defendants dominate and control the

         business and corporate affairs of Calgene, and possesses pri-

         vate corporate information concerning Calgene's assets, busi-

         ness and future prospects, there exists an imbalance and dis-

         parity of knowledge and economic power between defendants and

         Calgene's public stockholders which makes it inherently unfair for Monsanto to pursue the transaction at the expense of

         Calgene and class members.

                   28.  Because of Monsanto's overwhelming control over

         Calgene, all of Calgene's directors who will be considering the transaction, and the entire Board of Directors, no third party,

         as a practical matter, can attempt any bid for Calgene, as the


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         success of any such bid would require the consent and coopera-

         tion of Monsanto.  In fact, because of such control by Mon-

         santo, it is a foregone conclusion that the offer will be

         accepted.

                   29.  Defendants have failed to expose Calgene to a

         market check to ascertain the full market value of the Com-

         pany's assets and future prospects.  The proposed transaction consideration does not reflect the value of Calgene's valuable assets or its improving financial performance.

                   30.  The proposed transaction serves no legitimate

         business purpose of Calgene but rather is an attempt by defen-

         dants to unfairly benefit Monsanto from the transaction at the expense of Calgene's public stockholders.  The proposed trans-

         action will, for a grossly inadequate consideration, deny

         plaintiff and the other members of the class their right to share proportionately in the future success of Calgene and its valuable assets, while permitting defendants to reap huge ben-

         efits from the transaction.

                   31.  Unless enjoined by this Court, defendants will

         continue to breach their fiduciary duties owed to plaintiff and the class, and will consummate and close the transaction and

         Monsanto will succeed in its plan to enrich itself by paying

         Calgene shareholders inadequate consideration for their shares of Calgene common stock.


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                   32.  Plaintiff has no adequate remedy at law.

                   WHEREFORE, plaintiff prays for judgment and relief as

         follows:

                   (1)  Preliminarily and permanently enjoining defen-

         dants and their counsel, agents, servants, employees and all persons acting under, in concert with, or for them, from pro-

         ceeding with, consummating or closing the transaction com-

         plained of;

                   (2)  In the event the transaction is consummated,

         awarding rescission or rescissory damages to Calgene and the class as their interests may appear;

                   (3)  Awarding compensatory damages to Calgene and the

         class as their interests may appear;

                   (4)  Awarding plaintiff the costs and expenses of

         this action, including reasonable counsel and expert fees; and


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                   (5)  Awarding such other and further relief as may be

         necessary and appropriate.


                                          ROSENTHAL, MONHAIT, GROSS &
                                            GODDESS, P.A.



                                          /s/
                                          ------------------------------------
                                          Suite 1401, Mellon Bank Center
                                          P.O. Box 1070
                                          Wilmington, Delaware  19899
                                          Attorneys for Plaintiff


         OF COUNSEL:

         ABBEY, GARDY & SQUITIERI, LLP
         212 East 39th Street
         New York, New York 10016
         (212) 889-3700

         FARUQI & FARUQI, LLP
         415 Madison Avenue
         New York, New York  10017
         (212) 986-1074


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